July 23, 2013

First Busey Announces 2013 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Net income for the second quarter of 2013 was $7.4 million and net income available to common shareholders was $6.5 million, or $0.08 per fully-diluted common share, as compared to net income of $6.4 million for the first quarter of 2013 and $5.5 million of net income available to common shareholders, or $0.06 per fully-diluted common share.  Net income was $2.5 million higher than the second quarter of 2012, when the Company reported net income of $4.9 million and net income available to common shareholders of $4.0 million, or $0.05 per fully-diluted common share.  The Company’s 2013 year-to-date net income through June 30 was $13.9 million and net income available to common shareholders was $12.1 million, or $0.14 per fully-diluted common share, compared to net income of $12.5 million and net income available to common shareholders of $10.7 million, or $0.12 per fully-diluted common share, for the comparable period of 2012.

The growth in net income from the prior year was driven by a lower provision for loan loss, which was comparable to pre-recession norms.  The second quarter of 2013’s $2.0 million loan loss provision was consistent with the prior quarter, with both periods marking four-year lows in quarterly credit costs as our market areas show signs of strengthening and credit quality continued to improve.  In addition, actions have been taken to selectively offset planned expense growth with prudent reductions in other areas.  The results of these actions impacted second quarter results and are expected to continue positively affecting future earnings.  As cost management measures have been implemented, we maintain our priority of exceptional customer service.

Our commitment to quality asset growth, based on a careful balance of risk and return, was illustrated by the increase in commercial loan balances alongside positive trends in asset quality metrics.  As of June 30, 2013, gross commercial loan balances grew to $1.6 billion, with five consecutive quarters of growth.  Asset quality metrics were simultaneously favorable, as quarterly net charge-offs, non-performing loans and non-performing assets at June 30, 2013 were the lowest quarter-end figures in recent years, demonstrating continued balance sheet strength.  To further illustrate quality growth, total loans net of non-performing loans increased to $2.1 billion as of June 30, 2013 from $2.0 billion on March 31, 2013 and June 30, 2012.

The Company’s deposits of $2.9 billion at June 30, 2013 were unchanged from June 30, 2012 but decreased from $3.0 billion at December 31, 2012 due to seasonality and typical balance fluctuations in large commercial deposits.  We remain strongly core deposit funded at 77% of total assets – with ample liquidity and significant market share in the communities we serve.

Capital Strength:  At the end of the second quarter of 2013, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under the regulatory guidance.  First Busey Corporation’s Tangible Common Equity (TCE) increased to $310.1 million at June 30, 2013 from $308.0 million at December 31, 2012 but decreased from $313.0 million at June 30, 2012.  TCE represented 8.90% of tangible assets at June 30, 2013 compared to 8.58% at December 31, 2012 and 8.96% at June 30, 20121.

On July 26, 2013, the Company will pay a cash dividend of $0.04 per common share to shareholders of record as of July 19, 2013.  The Company has consistently paid dividends to its common shareholders since its stock began trading on the NASDAQ exchange in 1998.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax effected goodwill and intangibles at the end of the reporting period. Tangible assets, a non-GAAP metric, is defined as total assets less tax effected goodwill and intangibles at the end of the reporting period.

Asset Quality:  While much internal focus has been directed toward organic growth, our commitment to credit quality remains strong, as evidenced by another quarter of meaningful progress across a range of credit indicators.  At June 30, 2013, various asset quality measures were at their best quarter-end levels in recent years.  We continue to expect gradual improvement in our overall asset quality during 2013; however, this remains dependent upon market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.  The key metrics are as follows:

SELECTED FINANCIAL HIGHLIGHTS1
(dollars in thousands)

	As of and for the Three Months Ended				For the Six Months Ended
	June 30,	March 31,	December 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2012	2013	2012

ASSET QUALITY
Gross loans	$ 2,159,098	$ 2,060,680	$ 2,073,110	$ 2,021,931
Commercial loans	1,580,351	1,508,068	1,500,921	1,448,165
Allowance for loan losses	48,491	47,773	48,012	50,866
Non-performing loans
Non-accrual loans	20,274	23,001	25,104	33,760
Loans 90+ days past due	771	204	256	57
Non-performing loans, segregated by geography
Illinois/ Indiana	16,030	16,458	17,757	25,365
Florida	5,015	6,747	7,603	8,452
Loans 30-89 days past due	3,683	7,132	2,285	4,240
Other non-performing assets	2,617	2,632	3,450	7,783
Non-performing assets to total loans and non-performing assets	1.09%	1.25%	1.39%	2.05%
Allowance as a percentage of non-performing loans	230.42%	205.87%	189.32%	150.42%
Allowance for loan losses to loans	2.25%	2.32%	2.32%	2.52%
Net charge-offs	1,282	2,239	4,701	7,469	3,521	17,140
Provision expense	2,000	2,000	3,500	4,500	4,000	9,500
1 Results are unaudited

•
As a result of the Company’s strategic investment in loan growth, the total loan portfolio as of June 30, 2013 increased $137.2 million from June 30, 2012; gross commercial balances accounted for $132.2 million of this loan growth.  The total loan portfolio increased $98.4 million from March 31, 2013 to June 30, 2013; gross commercial loan balances accounted for $72.3 million of this increase.  The Company’s continued emphasis on commercial loan growth resulted in an increase of gross commercial loan balances of 9.1% at June 30, 2013 from June 30, 2012 and 4.8% compared to March 31, 2013.  In addition to overall loan growth, the Company experienced loan growth in the highest credit grades, while the volume of the lowest credit grades decreased.2

•
Net charge-offs decreased $13.6 million, or 79.4%, for the six months ended June 30, 2013 from the comparable period of 2012.  Net charge-offs decreased $1.0 million, or 42.7%, from the first quarter of 2013 and decreased by $6.2 million, or 82.8%, from the second quarter of 2012.  This is a result of the improved quality of the loan portfolio.

•
Provision expense of $4.0 million for the first six months of 2013 was a reduction of $5.5 million from $9.5 million in the first six months of 2012.  Provision expense of $2.0 million for the second quarter of 2013 was consistent with first quarter 2013 and decreased by $2.5 million compared to the second quarter of 2012.  The levels are the result of improved asset quality, and improving conditions in our market areas.

2 A detailed description of the loan grading policy can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Operating Performance:  We continue to prioritize strengthening our balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth.  Our business outreach across our footprint has increased substantially, and we are encouraged by our loan pipeline.

Total revenue (net of interest expense and security gains) for the first six months of 2013 was $82.3 million as compared to $84.6 million for the same period of 2012.  There were no security gains or losses to report for 2013 compared to an insignificant gain in 2012.  Total non-interest income (net of security gains) inclusive of private equity gains was $32.4 million for the six months ended June 30, 2013 and $33.6 million for the comparable period of 2012.  Revenues from trust, brokerage and commissions, and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 46.9% of non-interest income for the first six months of 2013, providing a balance to traditional banking activities in a slow growth economy.  Furthermore, we believe the addition of Trevett Capital Partners to our family of financial service providers will broaden our business base and enhance ongoing development of revenue sources.

Busey Wealth Management’s net income of $1.1 million for the second quarter of 2013 rose 38.2% from the first quarter of 2013 and 12.8% from the second quarter of 2012.  Seasonal fluctuations in revenue drove much of the increase in net income on a linked-quarter basis.  Busey Wealth Management’s net income for the first six months of 2013 was $2.0 million as compared to $1.9 million for the first six months of 2012.  Growth in assets under management accompanied by market trends positively impacted the quarter-over-quarter and year-over-year results.  Assets under management increased to $4.5 billion as of June 30, 2013 compared to $4.0 billion at June 30, 2012.  FirsTech’s net income of $0.3 million for the second quarter of 2013 was comparable with the first quarter of 2013, and slightly higher than the $0.2 million recorded for the second quarter of 2012.  FirsTech’s year-to-date net income of $0.5 million remained consistent with the comparable period of 2012.

Other specific areas of operating performance are detailed as follows:

•
Net interest income increased to $25.2 million in the second quarter of 2013 from $24.6 million in the first quarter of 2013 and remained relatively stable compared to the $25.3 million recorded in the second quarter of 2012.  Net interest income for the first six months of 2013 was $49.8 million compared to $51.0 million for the same period of 2012.

•
Net interest margin rose to 3.17% for the second quarter of 2013 as compared to 3.10% for the first quarter of 2013 but fell from 3.21% for the second quarter of 2012.  The net interest margin for the first six months of 2013 decreased to 3.14% compared to 3.26% for the same period of 2012.  Compared to the first quarter of 2013, net interest margin has improved and the Company is encouraged by a growing loan-to-deposit ratio.

•
Gain on sale of loans decreased to $2.8 million in the second quarter of 2013 compared to $3.5 million in the first quarter of 2013 and $3.3 million in the second quarter of 2012.  Refinance activity declined during the second quarter due to increased interest rates; although, with generally robust production activity for the first six months of 2013, gains on sale of loans of $6.3 million exceeded the $5.7 million recorded for the first six months of 2012.  While the Company expects total production volume to decrease in the second half of the year due to increased interest rates, these fee revenues will continue to provide a good balance to our revenue stream and represent a valued service to our clients and communities to refinance and purchase homes.

•
Other non-interest income remained steady at $1.1 million for the second and first quarters of 2013 but decreased from $1.4 million in the second quarter of 2012.  Other non-interest income for the first six months of 2013 decreased to $2.2 million from $4.8 million for the comparable period of 2012.  The year-over-year results included a significant fluctuation in private equity fund income.  In the first six months of 2012, the Company recognized $2.4 million compared to minimal amounts recognized in the same period of 2013.  We have successfully invested in various private equity funds for more than ten years.

•
Salaries and wages and employee benefits decreased to $15.7 million in the second quarter of 2013 as compared to $16.8 million in the first quarter of 2013 and $16.3 million in the second quarter of 2012.  In the first six months of 2013, salaries and wages and employee benefits totaled $32.5 million as compared to $31.3 million for the same period of 2012.  During 2012, we engaged in a strategic investment in talent to build out targeted areas of our business to support growth initiatives.  We also committed to a careful examination of all areas of the Company, seeking sensible opportunities to reduce cost and enhance efficiency.  That evaluation resulted in personnel reductions and other cost containment efforts in early 2013 which contributed to the second quarter decrease from the first quarter.  As disclosed in the proxy statement for the annual meeting of stockholders held on May 22, 2013, our senior management also proposed a reduction in the compensation of our named executive officers to the appropriate oversight committee of the board of directors.  The reduction was approved and became effective in April of 2013.  Senior management sought to emphasize their individual commitments to the discipline required to support efficiency initiatives and the future long-term success of the Company.

•
Data processing expense remained comparable at $2.6 million in the second and first quarter of 2013 and the second quarter of 2012.  In the first six months of 2013, data processing expense totaled $5.2 million as compared to $4.8 million for the same period of 2012 as the Company continues to enhance systems to better support customer needs.

•
OREO expense decreased to $0.1 million in the second quarter of 2013 as compared to $0.5 million in the first quarter of 2013 and the second quarter of 2012.  OREO expense for the first six months of 2013 increased to $0.6 million from $0.5 million for the comparable period of 2012.  This expense fluctuates based on commercial properties held throughout the year.  At June 30, 2013 and March 31, 2013, OREO balances totaled $2.6 million compared to $7.8 million at June 30, 2012.

•
Our quarterly efficiency ratio improved to 64.91% for the second quarter of 2013 from 68.83% the first quarter of 2013 and 69.68% in the second quarter of 2012.  The efficiency ratio for the first six months of 2013 was 66.87%, as compared to 64.59% for the same period of 2012.  Efficiency ratios have been influenced throughout the past two years by a number of events (such as our core conversion and branch closures), which have been discussed either above or in previous earnings releases.  The process of examining appropriate avenues to improve efficiency is expected to continue as a focus in future periods.  Peer data from Federal Reserve System sources indicate efficiency ratios for peers averaged between 65% and 67% during 2011 and 2012.

Overview and Strategy:

As the economy continues to emerge from recession, we continue to believe that long-term success will be driven by our commitment to our Pillars – our customers, associates, communities and shareholders.  To honor this commitment, we initiated an internal review of our cost structure in early 2013, and the results of our efforts continue to materialize. We are encouraged by the positive momentum occurring in our commercial loan portfolio and assets under management. The growing loan pipeline discussed in previous releases has begun to translate into increased loans. Additionally, our emphasis on maximizing shareholder value is evidenced this period by the increase in earnings per share on a quarterly and year-over-year basis. We acknowledge that true progress requires constant adjustment and renewed commitment to our common purpose, and have underscored our unwavering drive for success with the discipline to contain costs.

As we execute our growth strategy, it is critical to convert new relationships into long-term customers - which in turn, increases shareholder value.  Since our product is service, we launched the Net Promoter ® System (NPS) in 2012 to gather feedback that will aid Busey Bank in improving customer relationships.  Information shared by customers with friends and family enhances Busey Bank’s reputation for premier customer service in an authentic and relevant way, and opens up new avenues to further enhance our customer service.

In addition, we remain innovative in our product offerings.  In the second quarter, we introduced Mobile Deposit and Mobile Accept.  Mobile Deposit offers our mobile banking customers the ability to deposit paper checks by taking a picture of them and submitting them electronically through their smartphone.  Mobile Accept is a mobile payment application that allows merchants to quickly and securely swipe any credit or signature debit card for processing on a smartphone or tablet. We are pleased to meet the growing needs of our customer base through these secure, convenient platforms.

We are working every day to ensure we continue to gain the trust and respect of our Pillars and that commitment earned us the unsolicited recognition of being named to Forbes 2013 list of America’s 100 Most Trustworthy Companies3.  In addition, we were recently recognized as a 2013 Illinois Bank Community Service Award recipient by the Illinois Bankers Association as a result of our strong community commitment.  Busey and its associates give more than $1.0 million and countless volunteer hours each year to make a positive difference in our communities.  We remain dedicated to bridging community needs through strong financial support and volunteer efforts, helping those in need and making a lasting impact for future generations.

Busey and Trevett Capital Partners were also recently recognized by Gulfshore Life magazine—one of southwest Florida’s leading publications.  Busey was voted Best Mortgage Lender in Lee County, and Trevett Capital Partners was honored as the Best Financial Advisor in Lee County.

With our strong capital position, a stable platform of earnings and an improving credit dynamic, we are actively engaged in growing our Company and communities through both organic and external measures.  We understand there is still great work to be done and embrace the resolve to drive our business in a continually positive direction for the success of our Pillars - our customers, associates, communities and you, our shareholders.

\s\ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

3 ©2013, Forbes Media LLC. Used with Permission.

SELECTED FINANCIAL HIGHLIGHTS1
(dollars in thousands, except per share data)

		For the			For the
		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2013	2013	2012	2013	2012
EARNINGS & PER SHARE DATA
	Net income	$ 7,440	$ 6,433	$ 4,888	$ 13,873	$ 12,531
	Income available to common shareholders2	6,532	5,525	3,980	12,057	10,715
	Revenue3	41,028	41,224	40,980	82,252	84,558
	Fully-diluted earnings per share	0.08	0.06	0.05	0.14	0.12
	Cash dividends paid per share4	0.04	-	0.04	0.04	0.08

	Net income by operating segment
	Busey Bank	$ 6,487	$ 5,793	$ 4,187	$ 12,280	$ 10,217
	Busey Wealth Management	1,133	820	1,004	1,953	1,867
	FirsTech	286	262	244	548	509

AVERAGE BALANCES
	Assets	$ 3,544,702	$ 3,558,737	$ 3,521,800	$ 3,551,681	$ 3,493,603
	Earning assets	3,270,472	3,288,740	3,239,363	3,279,556	3,211,305
	Deposits	2,912,104	2,928,737	2,878,173	2,920,374	2,846,984
	Interest-bearing liabilities	2,570,226	2,597,596	2,559,924	2,583,836	2,543,010
	Stockholders' equity - common	340,282	337,555	340,575	338,926	339,120
	Tangible stockholders' equity - common	307,976	304,461	305,012	306,228	303,143

PERFORMANCE RATIOS
	Return on average assets5	0.74%	0.63%	0.45%	0.68%	0.62%
	Return on average common equity5	7.70%	6.64%	4.70%	7.17%	6.35%
	Return on average tangible common equity5	8.51%	7.36%	5.25%	7.94%	7.11%
	Net interest margin5, 7	3.17%	3.10%	3.21%	3.14%	3.26%
	Efficiency ratio6	64.91%	68.83%	69.68%	66.87%	64.59%
	Non-interest revenue as a % of total revenues3	38.47%	40.37%	38.33%	39.42%	39.72%

1	Results are unaudited
2	Net income available to common shareholders, net of preferred dividend
3	Total revenue, net of interest expense and security gains
4	The Company accelerated payment of its first quarter 2013 dividend to December 2012 to provide its shareholders with certainty as to the tax
	treatment of such dividend
5	Annualized and calculated based on net income available to common shareholders
6	Net of security gains and intangible charges
7	On a tax-equivalent basis, assuming a federal income tax rate of 35%

Condensed Consolidated Balance Sheets	As of
(Unaudited, in thousands, except per share data1)	June 30,	December 31,	June 30,
	2013	2012	2012
Assets
Cash and due from banks	$251,204	$351,255	$320,349
Investment securities	921,565	1,001,497	980,785
Net loans, including loans held for sale	2,110,607	2,025,098	1,971,065
Premises and equipment	69,377	71,067	70,119
Goodwill and other intangibles	31,824	33,389	35,050
Other assets	126,812	135,750	147,355
Total assets	$3,511,389	$3,618,056	$3,524,723

Liabilities & Stockholders' Equity
Non-interest-bearing deposits	$514,118	$611,043	$555,560
Interest-bearing deposits	2,356,818	2,369,249	2,339,550
Total deposits	$2,870,936	$2,980,292	$2,895,110

Securities sold under agreements to repurchase	148,238	139,024	119,115
Long-term debt	-	7,000	14,417
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	27,185	27,943	26,234
Total liabilities	$3,101,359	$3,209,259	$3,109,876
Total stockholders' equity	$410,030	$408,797	$414,847
Total liabilities & stockholders' equity	$3,511,389	$3,618,056	$3,524,723

Per Share Data
Book value per common share	$3.89	$3.88	$3.95
Tangible book value per common share2	$3.52	$3.49	$3.55
Ending number of common shares outstanding	86,698	86,671	86,631

1Unaudited except for amounts reported as of December 31, 2012
2Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations	For the		For the
(Unaudited, in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Interest and fees on loans	$23,200	$24,512	$46,161	$50,038
Interest on investment securities	4,260	4,713	8,414	9,283
Total interest income	$27,460	$29,225	$54,575	$59,321

Interest on deposits	1,824	3,318	3,921	7,066
Interest on short-term borrowings	46	85	99	172
Interest on long-term debt	44	220	125	446
Junior subordinated debt owed to unconsolidated trusts	301	328	602	665
Total interest expense	$2,215	$3,951	$4,747	$8,349

Net interest income	$25,245	$25,274	$49,828	$50,972
Provision for loan losses	2,000	4,500	4,000	9,500
Net interest income after provision for loan losses	$23,245	$20,774	$45,828	$41,472

Trust fees	4,713	4,090	9,921	9,285
Commissions and brokers' fees	569	564	1,109	1,070
Fees for customer services	4,550	4,316	8,716	8,508
Remittance processing	2,085	2,111	4,183	4,278
Gain on sales of loans	2,763	3,256	6,260	5,669
Net security gains	-	64	-	64
Other	1,103	1,369	2,235	4,776
Total non-interest income	$15,783	$15,770	$32,424	$33,650

Salaries and wages	12,781	13,148	26,341	25,259
Employee benefits	2,947	3,122	6,174	6,018
Net occupancy expense	2,103	2,156	4,285	4,361
Furniture and equipment expense	1,222	1,310	2,476	2,582
Data processing expense	2,568	2,639	5,207	4,798
Amortization expense	783	827	1,566	1,654
Regulatory expense	617	620	1,263	1,246
OREO expense	58	510	601	515
Other operating expenses	4,722	5,447	9,455	10,548
Total non-interest expense	$27,801	$29,779	$57,368	$56,981

Income before income taxes	$11,227	$6,765	$20,884	$18,141
Income taxes	3,787	1,877	7,011	5,610
Net income	$7,440	$4,888	$13,873	$12,531
Preferred stock dividends and discount accretion	$908	$908	$1,816	$1,816
Income available for common stockholders	$6,532	$3,980	$12,057	$10,715

Per Share Data
Basic earnings per common share	$0.08	$0.05	$0.14	$0.12
Fully-diluted earnings per common share	$0.08	$0.05	$0.14	$0.12
Diluted average common shares outstanding	86,730	86,637	86,717	86,633

Corporate Profile

First Busey Corporation (NASDAQ: BUSE) is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.4 billion as of June 30, 2013.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 22 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,100 agent locations in 38 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of June 30, 2013, Busey Wealth Management managed approximately $4.5 billion in assets.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning Company’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules recently adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company’s assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.